    News Release

EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz
EVP & Director of Shareholder
& Public Relations
973-305-4005

Valley National Bancorp Announces the Retirement of
Senior Executive Vice President &
Chief Operating Officer, Peter Crocitto

WAYNE, N.J. – Wednesday, January 4, 2017 – Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, has announced the retirement of Senior Executive Vice President and Chief Operating Officer Peter Crocitto, effective February 28, 2017, in conjunction with his 40th anniversary with Valley National Bank. Following his retirement, Mr. Crocitto has agreed to provide consultative services to Valley.

Chairman and CEO Gerald Lipkin commented that “Mr. Crocitto has held a number of positions across various areas within Valley National Bank over his career at the Bank.” Gerry praised Peter Crocitto’s contributions to Valley and the financial services sector adding that his contributions and leadership has left a lasting impact on our organization.

Lipkin added “Peter’s steady hand through a number of business cycles and his commitment to a strong systems and control culture has helped deliver sustainable shareholder value,” adding that he played a key role in ensuring the integrity of Valley’s management programs, compliance with evolving regulatory standards, and the transparency of Valley’s operations for the benefit of investors, retail shareholders, analysts and clients.

About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with over $22 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 209 branch locations serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service, 24/7 at 800-522-4100.

# # #

1455 Valley Road, Wayne, NJ 07470 phone: 973-305-3380 fax: 973-696-2044 www.valleynationalbank.com